Exhibit 99.1

EMRISE
NEWS	CORPORATION

611 Industrial Way
Eatontown, NJ 07724
(732) 389-0355 • (732) 460-0214
www.emrise.com

FOR IMMEDIATE RELEASE

CONTACT:
EMRISE Corporation	Allen & Caron, Inc
John Donovan	Rene Caron (investors)
Chief Financial Officer	Len Hall (media)
(732) 387-5790	(949) 474-4300
jdonovan@emrise.com	rene@allencaron.com
len@allencaron.com

EMRISE CORPORATION ANNOUNCES EXTENSION OF DUE DATE OF LOAN WITH PRINCIPAL LENDER FROM JUNE 30, 2010 TO JULY 16, 2010

Eatontown, NJ (June 21, 2010) — EMRISE CORPORATION (NYSE Arca:ERI), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced that its has signed an agreement with its principal lender to extend the maturity date of the Company’s term and revolving debt from June 30, 2010 to July 16, 2010.

EMRISE President and Chief Executive Officer Carmine T. Oliva said this extension provides the Company with additional time to seek stockholder approval for the sale of Advanced Control Components, Inc. (ACC), which was announced on June 8.

“Our management team, along with the Company’s team of advisors, are all working diligently to complete the transaction to sell ACC,” Oliva added.  “Assuming the stockholders vote to approve the sale of ACC and all other closing conditions are met, we will then be able to pay off all but a small portion of our debt and begin executing our strategy to expand the Company and enhance stockholder value that we described in our June 15 news release.”

Investor Meetings

EMRISE will be conducting one-on-one and small-group, in-person and conference-call meetings with interested stockholders to discuss the sale of ACC and the Company’s strategy and business plans going forward.  To participate in one of these in-person or conference-call meetings, please contact Nathan Abler of Allen & Caron at 1-800-452-1346, extension 202.

Important Information for Investors and Stockholders

In connection with the proposed Transaction, the Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”).  INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.

Investors and stockholders may obtain free copies of the proxy statement and other documents filed by the Company, when available, at the SEC’s web site at http://www.sec.gov or at the Company’s web site at http://www.emrise.com.  The proxy statement and such other documents may also be obtained, when available, at no cost from the Company by directing such request to EMRISE Corporation, 611 Industrial Way, Eatontown, New Jersey 07724, Attention: Secretary, or by telephone at (732) 389-0355.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Transaction.  Information concerning the interests of those persons will be set forth in the Company’s proxy statement relating to the 2010 annual meeting of stockholders when it becomes available.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks. The use of its network products in network timing and synchronization in edge networks is a primary growth driver for the Company.  EMRISE serves customers in North America, Europe and Asia through operations in the United States, England and France. The Company has built a worldwide base of customers throughout the U.S., Europe and Asia.  For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release including meeting the closing conditions to sell ACC, closing the sale transaction by July 16, 2010 or at all, significantly paying down debt, expanding the company and enhancing stockholder value, are all forward looking statements within the meaning of the Private Securities Litigation Reform Act.    The actual future results of EMRISE could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, whether the Company can obtain stockholder approval for the Transaction by July 16, 2010 or at all, unforeseen factors that might prevent the closing even if stockholder approval is obtained, the ability to complete additional strategic initiatives, the terms, conditions and timing of such events, whether such events will result in the ability of EMRISE to eliminate its term debt; whether these efforts will result in increasing value for its stockholders and other stakeholders; unforeseen technical issues, unforeseen changes in customer demand, unforeseen delays in receipt of materials from our vendors, inability of our products to meet customer specifications, changes in the economic, industry or political climate that may negatively impact demand for our future products. The Company refers you to those factors contained in the “Risk Factors” Section of EMRISE’s Form 10-K for the year ended December 31, 2009, Form 10-Q for the quarterly period ended March 31, 2010, and other EMRISE filings with the SEC.

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